PRICING SUPPLEMENT
                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-13649

(TO PROSPECTUS AND PROSPECTUS SUPPLEMENT EACH DATED JANUARY 6, 1997)

                                     [LOGO]

                                  $25,000,000
                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                CPI LINKED FLOATING RATE NOTES DUE MARCH 7, 2002
                              --------------------

Aggregate Principal         $25,000,000
Amount:
Initial Interest Rate:      6.00%
Original Issue Date:        March 7, 1997
Maturity Date:              March 7, 2002
Interest Payment Dates:     March 7 and September 7 of each year, commencing September
                              7, 1997
Interest Reset Dates:       March 7 and September 7 of each year, commencing September
                              7, 1997
Interest Determination      Two Business Days immediately preceding the corresponding
Date:                         Interest Reset Date.
Interest Rate Basis:        CPI, as described below
Spread:                     3.00%
Minimum Interest Rate:      3.00%

    This Prospectus Supplement relates to $25,000,000 aggregate principal amount of Notes which the Company has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), and which the Underwriter has agreed to purchase from the Company, at a price of 99% of the principal amount thereof. The Underwriter has advised the Company that it proposes to offer the Notes to the public at varying prices relating to prevailing market prices at the time of resale. The Underwriter may sell Notes to certain dealers less a selling concession not in excess of .75% of the principal amount of Notes. The Underwriter may allow and such dealers may reallow a discount not in excess of
 .625% of the principal amount of the Notes to certain other dealers. After the initial public offering, the concession and discount may be changed.

                                ----------------

                              MERRILL LYNCH & CO.
                                ----------------

              The date of this Pricing Supplement is March 3, 1997

                            DESCRIPTION OF THE NOTES

GENERAL

    The Medium-Term Notes, Series B of Merrill Lynch & Co., Inc. (the "Company") offered hereby are "CPI Linked Floating Rate Notes due March 7, 2002" and are referred to in this Pricing Supplement as the "Notes". The Notes will be Regular Floating Rate Notes. Certain provisions of the Notes and terms used herein are more fully described in the accompanying Prospectus and Prospectus Supplement. Interest on the Notes will be computed on the basis of the actual number of days during the period for which payment is being made, divided by the actual number of days in the year. Except as otherwise described in this Pricing Supplement, interest on the Notes will be computed and payable in the manner prescribed for a Regular Floating Rate Note as described in the accompanying Prospectus and Prospectus Supplement.

    As described below, the CPI, as published by the Bureau of Labor Statistics of the Department of Labor (the "BLS") will be used to determine the amount of interest payable on the Notes offered by this Pricing Supplement (the "Notes"). For further information on historical changes to the Consumer Price Index, see "Additional Risk Factors--Consumer Price Index" and "Historical Data" below. FOR INFORMATION CONCERNING CERTAIN OF THE RISKS ATTENDANT TO A PURCHASE OF THE NOTES, SEE "ADDITIONAL RISK FACTORS" BELOW AND "RISK FACTORS" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. For certain tax consequences to holders of the Notes, see "Certain Additional United States Federal Income Tax Considerations" below and "Certain United States Federal Income Tax Considerations" in the accompanying Prospectus Supplement.

INTEREST

    The interest rate, which will be expressed as a decimal and will be applicable to each interest reset period, commencing on the Interest Reset Date with respect to such interest reset period will be the rate per annum determined as of the applicable Interest Determination Date pursuant to the following formula:

           The greater of: (i) Spread + [(Reference CPI(N)/Reference CPI(N-1))-1]; or
                         (ii) the Minimum Interest Rate.

       For purposes of the Notes, the following terms shall have the following meanings:

       "Reference CPI(N)" means the value of the CPI for the most recent month for which CPI is available determined as described below as determined on the Interest Determination Date.

       "Reference CPI(N-1)" means the value of the CPI for the most recent month for which CPI was available as of the date one year prior to the Interest Determination Date.

    The amount of interest payable on the Notes on each Interest Payment Date will be linked to changes in the Consumer Price Index. The Consumer Price Index for purposes of these Notes is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers ("CPI"), published monthly by the BLS as reported on page 139 on the Dow Jones Telerate Service (or such other page as may replace that page on that service or any successor service) ("Telerate Page 139"). If the CPI is not reported on Telerate Page 139 for a particular month by 3:00 PM on an Interest Determination Date, but has otherwise been published by the BLS, the Calculation Agent shall determine the CPI as published by the BLS for such month using such other source as the Calculation Agent deems appropriate. The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services, and drugs. In calculating the index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns.

    The CPI is expressed in relation to a time base reference period for which the level is set at 100. For example, if the CPI for the 1982-1984 reference period is 100, an increase of 16.5 percent from that period would result in a CPI value equal to 116.5. The CPI for a particular month is expected to be released and published during the following month. From time to time, the CPI is rebased to a more recent base reference period. The base reference period for these Notes will be the 1982-1984 average which is equal to 100.0.

    In calculating CPI(N), the Calculation Agent will use the most recently available value of the CPI determined as described above on the Interest Determination Date, even if such value has been adjusted from a prior reported value for the relevant month. If a value of CPI that has been used by the Calculation Agent on an Interest Determination Date to determine the interest rate on the Notes (an "Initial CPI") is revised by the BLS, the Calculation Agent will continue to use the Initial CPI (including the use of such value in calculating Reference CPI(N-1)) and the interest rate determined will not be revised. If the CPI is rebased to a different year and 1982-1984 CPI is no longer used, the base reference period for the Notes will continue to be the 1982-1984 reference period as long as 1982-1984 CPI continues to be published. If such CPI is no longer published, and the discontinuation of publication occurs before the maturity date of the U.S. Treasury's Treasury 10-Year Inflation-Indexed Notes, Series A-2007, 3 3/8%, CUSIP Number 9128272M3 (the "Inflation-Linked Treasuries"), the base reference period will be that used for the Inflation-Linked Treasuries. If the discontinuation of publication occurs after the maturity date of the Inflation-Linked Treasuries, the base reference period will be that used in any other inflation-indexed notes that have been issued by the U.S. Treasury that remain outstanding at that time or, if no such notes are outstanding, will be determined by the Calculation Agent in accordance with general market practice at the time.

    If, while the Notes are outstanding, the CPI is discontinued or substantially altered, as determined in the sole discretion of the Calculation Agent, before the maturity date of the Inflation-Linked Treasuries, the applicable substitute index for the Notes will be that chosen by the Secretary of the Treasury for the Inflation-Linked Treasuries as described in the 62 Federal Register 846-874 (January 6, 1997). If the CPI is discontinued after the maturity date of the Inflation-Linked Treasuries, the substitute index will be that used in any other inflation-indexed notes that have been issued by the U.S. Treasury that remain outstanding at that time or if no such notes are outstanding will be determined by the Calculation Agent in accordance with general market practice at the time.

    All percentages resulting from any calculation on the Notes will be rounded to the nearest one-thousandth of a percentage point, with five ten-thousandths of a percentage point rounded upwards (e.g., 9.8765% (or .098765) would be rounded to 9.877% (or .09877)), and all dollar amounts used in or resulting from such calculation on the Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

HYPOTHETICAL EXAMPLES

    The following are examples of the calculation of the interest applicable for the period beginning after the first Interest Reset Date on the Notes using hypothetical values for the CPI and the Spread of 3.00%.

The examples assume that the most recent month for which a value of CPI is reported prior to the Interest Determination Date in September 1997 will be July 1997.

EXAMPLE 1
--------------------------------------------------------------------------------------------

    Hypothetical CPI:
            July 1996 = 157.0
            July 1997 = 161.7

    First Interest Reset Date: September 7, 1997
    Spread: 3.00%

      Reference CPI(N) for
    First Interest Reset Date = CPI for July 1997 = 161.7

      Reference CPI(N-1) for
    First Interest Reset Date = CPI for July 1996 = 157.0

    Per annum interest rate applicable after first Interest Reset Date equals the greater of:

        (i) 3.00% (i.e., .03) + [(161.7/157.0)-1] = 5.994% (i.e., .05994); or
        (ii) 3.00% (i.e., .03).

                = 5.994% (i.e., .05994)

EXAMPLE 2
--------------------------------------------------------------------------------------------

    Hypothetical CPI:
            July 1996 = 157.0
            July 1997 = 153.0

    First Interest Reset Date: September 7, 1997
    Spread: 3.00%

      Reference CPI(N) for
    First Interest Reset Date = CPI for July 1997 = 153.0

      Reference CPI(N-1) for
    First Interest Reset Date = CPI for July 1996 = 157.0

    Per annum interest rate applicable after first Interest Reset Date equals the greater of:

        (i) 3.00% (i.e., .03) + [(153.0/157.0)-1] = 0.452% (i.e., .00452); or
        (ii) 3.00% (i.e., .03).

                = 3.00% (i.e., .03)

    The foregoing examples are illustrative only. No representation is made as to what the rate of interest on the Notes will be after the first Interest Reset Date. The actual interest rate determined on any Interest Reset Date will depend upon the values of the CPI used to calculate the interest rate on such Interest Reset Date.

                            ADDITIONAL RISK FACTORS

GENERAL

    The Notes are subject to certain special considerations. An investment in Notes indexed to the CPI entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. The credit ratings assigned to the Company's Medium-Term Note Program, Series B are reflective of the Company's credit status and, in no way, are reflective of the potential impact of the factors discussed below, or any other factors, on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of such Notes in light of their particular circumstances.

INTEREST

    If the Reference CPI determined with respect to any Interest Reset Date does not exceed the Reference CPI for the month containing the Interest Reset Date which is one year prior to the current Interest Reset Date, beneficial owners of the Notes will receive interest payments subsequent to such current Interest Reset Date based only on the Minimum Interest Rate. Any interest payable in excess of the Minimum Interest Rate on the Notes will be based solely upon the level of the CPI as of each of the dates specified in such formula. The Minimum Interest Rate is below what the Company would expect to pay as of the date hereof if the Company issued non-callable senior debt securities with a fixed interest rate and similar maturity to that of the Notes.

CONSUMER PRICE INDEX

    Holders of Notes will receive interest payments that will be affected by changes in the CPI. Such changes may be significant. (See, "Historical Data", below.) Changes in the CPI are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which the Company has no control.

    In the past, the CPI has experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

    In addition, the Congressionally-appointed Boskin Commission concluded in its report released in December 1996 that the CPI overstates increases in the cost of living and recommended significant adjustments to the calculation of the index. Chairman of the Federal Reserve Board, Alan Greenspan, also recently testified before Congress to similar effect. Recently Senator Trent Lott of Mississippi, Senate majority leader, proposed that a panel be formed to review the accuracy of the CPI as a measure of inflation. To date, neither the BLS nor Congress has adopted or mandated any change in the manner in which the CPI is calculated. However, there can be no assurance that such a change will not be adopted or mandated and that as a result, the amount of interest, if any, payable on the Notes, and therefore the value of the Notes, will not be significantly reduced. If the CPI is substantially altered, a substitute index may be employed to calculate the interest payable on the Notes as described under "Description of the Notes-- General--Interest".

ILLIQUIDITY OF NOTES; SECONDARY TRADING IN THE NOTES

    The Notes are a new issue of securities with no established trading market. The Notes will not be traded on any exchange and there can be no assurance that a secondary market for the Notes will develop or, if developed, will continue or be liquid. Even if a market develops for the Notes, it is expected that transaction costs in any such secondary market will be high. As a result, if MLPF&S makes a market in the Notes, which it is not obligated to do, the spread between bid and asked prices for Notes may be substantial.

    The secondary market for the Notes will be affected by a number of factors independent of the creditworthiness of the Company, including the possibility that the CPI may be subject to significant changes, that changes in the CPI may not be correlated to changes in interest rates generally or to changes in other indices, that the resulting interest may be greater or less than that payable on other securities of similar maturities, that in the event of sustained deflation, the amount of the interest on the Notes will be paid at the Minimum Interest Rate, the volatility of the CPI, the time remaining to Maturity of the Notes, the amount of other securities linked to the CPI, and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of the Notes. The calculation of the Reference CPI incorporates an approximate two-month lag, which may also have an impact on the trading price of the Notes. No investor should purchase Notes unless such investor understands and is able to bear the risk that the Notes may not be readily saleable, that the value of the Notes will fluctuate over time and that such fluctuations may be significant.

                                HISTORICAL DATA

    The table below sets forth for each of the dates listed, the CPI as published by the BLS. Fluctuations in the CPI that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be greater or less than those that have occurred historically. The interest payable on the Notes is adversely affected by decreases in the CPI.

DATE                                               CPI
----------------------------------------------  ---------
Jan 94........................................      146.2
Feb 94........................................      146.7
Mar 94........................................      147.2
Apr 94........................................      147.4
May 94........................................      147.5
Jun 94........................................      148.0
Jul 94........................................      148.4
Aug 94........................................      149.0
Sep 94........................................      149.4
Oct 94........................................      149.5
Nov 94........................................      149.7
Dec 94........................................      149.7
Jan 95........................................      150.3
Feb 95........................................      150.9
Mar 95........................................      151.4
Apr 95........................................      151.9
May 95........................................      152.2
Jun 95........................................      152.5
Jul 95........................................      152.5

DATE                                               CPI
----------------------------------------------  ---------
Aug 95........................................      152.9
Sep 95........................................      153.2
Oct 95........................................      153.7
Nov 95........................................      153.6
Dec 95........................................      153.5
Jan 96........................................      154.4
Feb 96........................................      154.9
Mar 96........................................      155.7
Apr 96........................................      156.3
May 96........................................      156.6
Jun 96........................................      156.7
Jul 96........................................      157.0
Aug 96........................................      157.3
Sep 96........................................      157.8
Oct 96........................................      158.3
Nov 96........................................      158.6
Dec 96........................................      158.6
Jan 97........................................      159.1

       CERTAIN ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion supplements the discussion set forth in the accompanying Prospectus Supplement, dated January 6, 1997 under the caption "Certain United States Federal Income Tax Considerations".

U.S. HOLDERS

    The Notes will qualify as "variable rate debt instruments", and all payments of interest on the Notes will constitute payments of "qualified stated interest". Prospective investors in the Notes should review the discussion in the accompanying Prospectus Supplement, dated January 6, 1997 under the caption "Certain United States Federal Income Tax Considerations" for a more complete discussion of the United States Federal income tax consequences of the purchase, ownership and disposition of the Notes.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE AGENT. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------

                    PRICING SUPPLEMENT
Description of the Notes.......................       PS-2
Additional Risk Factors........................       PS-5
Historical Data................................       PS-6
Certain Additional United States Federal Income
  Tax Considerations...........................       PS-7


                  PROSPECTUS SUPPLEMENT
Risk Factors...................................        S-2
Description of Notes...........................        S-4
Certain United States Federal Income Tax
  Considerations...............................       S-22
Plan of Distribution...........................       S-28
Legal Opinion..................................       S-29

                        PROSPECTUS
Available Information..........................          2
Incorporation of Certain Documents by
  Reference....................................          2
Merrill Lynch & Co., Inc.......................          3
Use of Proceeds................................          3
Summary Financial Information..................          4
Description of Debt Securities.................         10
Description of Debt Warrants...................         15
Description of Currency Warrants...............         16
Description of Index Warrants..................         17
Plan of Distribution...........................         22
Experts........................................         23

                                     [LOGO]

                                  $25,000,000

                           MERRILL LYNCH & CO., INC.

                               MEDIUM-TERM NOTES,
                                    SERIES B
                            CPI LINKED FLOATING RATE
                            NOTES DUE MARCH 7, 2002

                               ------------------
                               PRICING SUPPLEMENT
                            ------------------------

                              MERRILL LYNCH & CO.

                                 MARCH 3, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------